Exhibit 4.1

As of December 31, 2021, Bright Health Group, Inc., a Delaware corporation (the “Company,” “we,” “our,” or “us”), had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value $0.0001 per share. The following summary includes a brief description of the common stock, as well as certain related additional information. The summary is not complete and is qualified in its entirety by reference to our ninth amended and restated certificate of incorporation (“amended and restated certificate of incorporation”) and amended and restated bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein.

Capitalization

Pursuant to our amended and restated certificate of incorporation, our authorized capital stock consists of 3,000,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors. Holders of our common stock do not have preemptive, subscription, redemption sinking fund or conversion rights. The common stock is not subject to further calls or assessment by us. All shares of our common stock outstanding are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock are subject to those of the holders of any shares of our preferred stock or any series or class of stock we may authorize and issue in the future.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by the NYSE rules, the authorized shares of preferred stock are available for issuance without further action by holders of our common stock. Our board of directors is authorized to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof. The issuance of preferred stock may adversely affect the holders of our common stock, including, without limitation, by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock.

On January 3, 2022, we issued our Series A Convertible Perpetual Preferred Stock (the “Preferred Stock”). The Preferred Stock ranks senior to our shares of common stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The Preferred Stock is convertible into common stock and is entitled to an initial liquidation preference. Further, holders of Preferred Stock are entitled to vote with the holders of common stock on an as-converted basis with respect to certain corporate transactions.

Liquidation Rights

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and subject to the rights of the holders of one or more outstanding series of preferred stock having liquidation preferences, if any, or the right to participate with the common stock, the holders of our common stock are entitled to receive pro rata our remaining assets available for distribution.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to the rights of the holders or one or more outstanding series of our preferred stock.

Certain Anti-Takeover Effects

Certain provisions of the Delaware General Corporation Law (“DGCL”), our amended and restated certificate of incorporation and our amended and restated bylaws summarized in the paragraphs above and in the following paragraphs may have an anti-takeover effect. In other words, such provisions could delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for the shares held by such stockholder.

Authorized but Unissued Capital Stock

Our board of directors may generally issue one or more series of preferred shares on terms that could discourage, delay or prevent a change of control of our company or the removal of our management. DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that, subject to the right of holders of any series of preferred stock, our board of directors will initially be classified and will transition to an annually elected board through a gradual phase-out that will take place over the first three years following our initial public offering (“IPO”). Our board of directors is currently divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors initially serving staggered terms, with successors to the class of directors whose term expires at the first and second annual meetings of stockholders following the IPO, as applicable, elected for a term expiring at the third annual meeting of stockholders following the IPO.

At our 2024 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the conclusion of our 2024 annual meeting of stockholders, the board of directors will no longer be classified under Section 141(d) of the DGCL, and directors will no longer be divided into three classes. Our amended and restated certificate of incorporation provides that the total number of directors shall be determined from time to time exclusively by resolution adopted by the board of directors.

Additionally, our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time by a resolution adopted by the board of directors.

Business Combinations

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Removal of Directors; Vacancies

Our amended and restated certificate of incorporation provides that, until our board of directors is declassified and other than with respect to directors elected by holders of our preferred stock, if any, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class. From and after the declassification of our board of directors, any director (other than a director elected by holders of our preferred stock, if any) may be removed with or without cause, and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class.

In addition, our amended and restated certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Our amended and restated certificate of incorporation provides that the board of directors may increase the number of directors by the affirmative vote of a majority of the directors.

No Cumulative Voting

Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the then-outstanding shares of our stock entitled to vote generally in the election of directors will be able to elect all of our directors.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation precludes stockholder action by written consent, other than certain rights that holders of our preferred stock may have to act by consent.

Supermajority Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our amended and restated bylaws without a stockholder vote in any matter not inconsistent with Delaware law or our amended and restated certificate of incorporation. Any amendment, alteration, rescission, change, addition or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class.

Our amended and restated certificate of incorporation provides that certain provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our company entitled to vote thereon, voting together as a single class.

Exclusive Forum

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of our company to our company or our company’s stockholders, (iii) action asserting a claim against our company or any current or former director, officer, employee or stockholder of our company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended from time to time) or (iv) action asserting a claim governed by the internal affairs doctrine of the State of Delaware. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

NYSE Listing

Our common stock is listed on the NYSE under the symbol “BHG.”